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                      June 23, 2021

       Scott Areglado
       SVP and Chief Financial Officer
       Brainsway Ltd.
       19 Hartum Street
       Bynet Building, 3rd Floor
       Har HaHotzvim
       Jerusalem, 9777518, Israel

                                                        Re: Brainsway Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 19,
2021
                                                            File No. 001-35165

       Dear Mr. Areglado:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences